Exhibit 99.1

Onity Group Inc.

ONITY GROUP ANNOUNCES CLOSING OF MSR ASSET VEHICLE SALE TO OAKTREE

West Palm Beach, FL – (December 3, 2024) – Onity Group Inc. (NYSE: ONIT) (“Onity” or the “Company”), a leading non-bank mortgage servicer and originator, today announced that it has completed the previously announced transaction with funds managed by Oaktree Capital Management, L.P. (“Oaktree”) to sell the Company’s 15% interest in MSR Asset Vehicle LLC (“MAV”) to Oaktree for total cash proceeds of $49.5 million.

Onity’s subsidiary, PHH Mortgage Corporation, will remain the exclusive subservicer of the existing MAV portfolio for an initial term of five years and will subservice the majority of new MSRs acquired by MAV. MAV will also be subject to certain restrictions on near-term MSR sales for 36 months following the closing of the MAV sale.

Concurrent with the closing of the transaction, the net proceeds from the offering of $500 million aggregate principal amount of 9.875% Senior Notes due 2029, which closed on November 6, 2024, together with additional cash from Onity, were released from escrow. The net proceeds from the offering and the MAV sale were used, together with cash on hand, to redeem all of PHH Mortgage Corporation’s $289 million of outstanding 7.875% Senior Notes due 2026 and all of Onity’s $285 million of outstanding 12.00%/13.25% Senior Second Lien Notes due 2027.

Glen A. Messina, Chair, President and CEO of Onity Group, said, “We are pleased to complete this transaction with Oaktree which facilitates a significant enhancement to our capital structure. The agreement with Oaktree enables us to continue our important subservicing relationship with MAV and meaningfully reduce our highest cost corporate debt, which we expect will support future earnings growth and provide financial flexibility. We look forward to the continuation of our strategic partnership with Oaktree and to future opportunities.”

For additional information regarding these transactions, please see the Company’s Form 8-K filed with the Securities and Exchange Commission on December 3, 2024.

About Onity Group

Onity Group Inc. (NYSE: ONIT) is a leading non-bank mortgage servicer and originator providing solutions through its primary brands, PHH Mortgage and Liberty Reverse Mortgage. PHH Mortgage is one of the largest servicers in the country, focused on delivering a variety of servicing and lending programs. Liberty is one of the nation’s largest reverse mortgage lenders dedicated to education and providing loans that help customers meet their personal and financial needs. We are headquartered in West Palm Beach, Florida, with offices and operations in the United States, the U.S. Virgin Islands, India and the Philippines, and have been serving our customers since 1988. For additional information, please visit onitygroup.com.

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Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements relating to future earnings growth and future strategic opportunities with Oaktree. Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including the risks and uncertainties detailed in our reports and filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2023, and current reports and quarterly reports filed with the SEC since such date. Anyone wishing to understand Onity’s business should review our SEC filings.

For Further Information Contact:

Dico Akseraylian, SVP, Corporate Communications

(856) 917-0066

mediarelations@onitygroup.com

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